Exhibit 99.11

CONSENT OF ROTHSCHILD INC.

We hereby consent to the use of our name and the inclusion of our opinion letter dated June 10, 2013 to the Board of Directors of Sprint Nextel Corporation (“Sprint”) as Annex S-H to the supplement to the proxy statement-prospectus which forms a part of the Registration Statement on Form S-4 of Starburst II, Inc. relating to the proposed merger involving Sprint and Starburst II, Inc. and references thereto under the headings “Summary of the Supplement—Opinions of Sprint’s Financial Advisors,” “Update to Background of the SoftBank Merger,” “Recommendation of the Sprint Board of Directors; Sprint’s Reasons for the SoftBank Merger,” and “Opinions of Sprint’s Financial Advisors” in such supplement to the proxy statement-prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Rothschild Inc.

Rothschild Inc.

June 13, 2013